Exhibit 99.1

IIOT-OXYS Installs Monitoring Systems on Bridges in New England

IntelligentEdge monitoring systems will allow New England Department of Transportation agencies to determine optimal maintenance priorities and minimize costs of bridge repairs and replacement.

Cambridge, MA, April 29, 2019. (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- IIOT-OXYS, Inc. (OTC Pink: ITOX) announced today that it has completed installation of its IntelligentEdge monitoring system on three bridges in the Northeastern United States, and is now working with the specific Department of Transportation agencies on the monitoring and data analysis.

Cliff Emmons, CEO of IIOT-OXYS Inc., commented, “We are pleased to have been awarded such an important contract. We understand the dangers and ramifications with the infrastructure throughout America related to bridges of all sizes. Our IntelligentEdge monitoring system can provide the necessary data to support Departments of Transportation throughout the United States. We believe our data analysis will enable optimal maintenance priorities and reduce costs. IntelligentEdge monitors bridges and other critical infrastructure to provide actionable feedback on how much and how quickly structures are degrading, and therefore which ones need to be repaired or replaced first. This allows local, state and federal authorities to spend their limited dollars where it is needed the most. Although we are pleased with these three bridge monitoring installations, we are confident it is just the first of many. We expect the data and analysis provided through our monitoring systems on bridges to support city, state and governmental agencies in their forecasting and long and short-term budget planning . We believe in the long run, our technology improves safety, will save taxpayer money and will make our infrastructure robust again.”

About Us

IIOT-OXYS, Inc. uses a variety of sensors to capture and analyze massive amounts of data using Machine Learning and proprietary algorithms to identify discrete patterns and anomalies which can be associated to specific real-world events and used to provide actionable mission critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes.  For additional information visit www.oxyscorp.com

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Andrew Barwicki

Phone: 516-662-9461